EXHIBIT 10.13

Waiver and Consent Agreement

This Waiver and Consent Agreement (the “Agreement”) is between Luxor Technology Corporation (“Luxor”) and Soluna SW, LLC (“Soluna”), which together are the parties (“Parties”) to the Agreement.

WHEREAS Soluna is the owner of the real property and facility located at 4405 Poor Farm Road, Murray, KY 42071 (which real property and facility are hereinafter collectively called the “Facility”) and currently has granted or is about to grant a right to access and use a portion of the Facility to BitMine Immersion Technologies, Inc. (“BitMine”), which right is further detailed in the commercial agreement between Soluna and BitMine dated October 13, 2023 (the “Hosting Agreement”).

WHEREAS, pursuant to the Unit Lien Agreement between Luxor and BitMine dated October 4, 2023 (the “Lien Agreement”), Luxor currently has or is about to be granted a first priority lien on certain equipment (the “Equipment”, as identified in Schedule A) owned or that is about to be owned by BitMine.

WHEREAS BitMine is currently or may from time to time in the future locate the Equipment at the Facility pursuant to the terms of the Hosting Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	While this Agreement is in effect, Soluna acknowledges and agrees that any lien provided to the Equipment under the terms of the Hosting Agreement shall be subordinate to the first priority lien Luxor is provided under the terms of the Lien Agreement. Thus, Soluna waives, relinquishes and releases any interest in, right or claim to and lien on the Equipment having priority over Luxor’s interest in, right or claim to and lien on the Equipment while this Agreement is effective. Notwithstanding the foregoing or anything to the contrary in this Agreement, Luxor shall not have a security interest in:
a.	the Security Deposit (as defined in the Hosting Agreement); or
b.	any cryptocurrency mined with the Equipment (or proceeds from the sale thereof).
2.	The Parties shall promptly notify each other if either Party experiences an event of default or force majeure under their respective contracts with BitMine. A default under either of the Parties’ agreements with BitMine shall be deemed a default under the other Party’s agreement with BitMine.
3.	The Parties shall have the right but not the obligation to cure any default the other Party may experience under their respective contracts with BitMine.
4.	In the event BitMine defaults on the Lien Agreement and Luxor elects to enforce its remedies under the Lien Agreement, Luxor shall promptly notify Soluna and will have the right, but not the obligation, to pursue one of the following options:
a.	unless Soluna terminates the Hosting Agreement in accordance with the terms thereof, Luxor shall have the option to assume the Hosting Agreement from BitMine; provided that Luxor shall have the option to (w) amend the composition of the Mining Equipment as defined in the Hosting Agreement so long as the amended Mining Equipment has an aggregate power demand that is in line with the existing composition of machines; (x) propose any other reasonable, good faith amendments to the Hosting Agreement, which shall be negotiated in good faith between the Parties; (y) if Luxor is assigned the Hosting Agreement and desires to sell or reassign it, Soluna’s consent shall be required and will be subject to satisfactory counterparty evaluation; and (z) prior to the assignment of the Hosting Agreement to Luxor:
i.	Luxor shall be required to replenish any amount of the Security Deposit used to cure any Payment Default (as defined in the Hosting Agreement), including any fees and/or penalties associated therewith) up to the full amount of Security Deposit required by the Hosting Agreement
ii.	Luxor must cure of any amounts owed as a result of BitMine’s default under the Hosting Agreement and;
iii.	The total of 4.a.(z)(i) and 4.a(z)(ii) shall be setoff against the amount of BitMine’s Security Deposit and any excess shall be property of Soluna.

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b.	Remove and sell the Equipment; provided that (i) proceeds of any sale of the Equipment will be split in the following manner: (x) evenly between the Parties until one Party recovers 100% of any losses related to BitMine’s default; (y) 100% to the other Party until it recovers 100% of any losses related to BitMine’s default; and (z) evenly between the Parties; and (ii) Soluna shall have a right of first refusal to purchase the Equipment, in which case 100% of the sale proceeds will be provided to Luxor pursuant to the procedures laid forth in Exhibit B.
i.	Removal of the Equipment by Luxor is subject to the 30 day Written Notice requirement set forth in Section 2.9 of the Hosting Agreement.
ii.	Removal of the Equipment by Luxor shall be subject to a one time take-down fee of $25.00 per unit of Equipment (as more fully described in the Hosting Agreement).This fee shall be waived if Soluna terminates the Hosting Agreement.
iii.	Equipment will be made available for pickup by Luxor within 12 business days following payment of the removal fee set forth in Section 4(b)(ii) above.
iv.	Upon the removal of the Equipment, the Hosting Agreement shall terminate (unless earlier terminated by Soluna in accordance with its terms).
v.	For the avoidance of doubt, Soluna losses related to any default by Bitmine shall include the full amount of any Payment Default, plus any applicable penalties as set forth in Sections 5.2(c) and (d) of the Hosting Agreement, and shall not be reduced or offset by any cryptocurrency (or proceeds from the sale thereof) allocated to Soluna’s accounts or wallets as described in Section 5.2(e) of the Hosting Agreement.
5.	In the event BitMine has fulfilled its obligations under the Lien Agreement and Luxor has released its lien on the Equipment, Luxor shall promptly notify Soluna. Once Luxor has released its lien on the Equipment, the Parties’ respective obligations under this Agreement shall be considered met and the Agreement shall be terminated.
6.	Soluna consents to the location and use of the Equipment at the Facility and hereby acknowledges to Luxor that BitMine has full power and authority to locate and use the Equipment at the Facility, subject to the terms of the Hosting Agreement.
7.	Soluna or one of its affiliates is the owner of the Facility and warrants that it has authority to execute and deliver this Agreement to Luxor.
8.	Soluna agrees not to take any action to terminate BitMine’s right to occupy the Facility or to have the Equipment located at the Facility, in each case without prior written notice to Luxor.
9.	Luxor and Soluna shall indemnify, defend, and hold harmless each other and its respective Affiliates from and against any and all claims, demands, actions, damages, liability, judgments, reasonable expenses and costs (including but not limited to reasonable attorneys’ fees) arising from Bitmine’s breach of or default under the Hosting Agreement or the Unit Lien Agreement, any other agreement between Bitmine and Luxor to which Soluna is not a party, or any other agreement between BitMine and Soluna to which Luxor is not a party.
10.	This Agreement shall in all respects be governed by the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would require or permit the application of laws of any jurisdiction other than those of the State of New York. Any action, suit or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the Parties in the state of New York, and each of the Parties consents to the exclusive jurisdiction of such courts in any such action, suit or proceeding and waives any objection to venue laid therein. Each of the Parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of New York and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in accordance with this Agreement does not constitute good and sufficient service of process. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

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11.	The substantially prevailing Party in any litigation or arbitration related to this Agreement shall be entitled to recover reasonable attorneys’ fees and expenses of litigation or arbitration from the other Party, including the fees and expenses of any appeal.
12.	This Agreement shall be continuous, absolute, and unconditional, with no act or omission by either Party affecting or impairing its validity. The Agreement shall remain in full force and effect for as long as the Equipment is located at the Facility and as long as Luxor’s lien on the Equipment remains in place.
13.	Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

[signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement in a manner appropriate to each and with the authority to do so as of the date set forth below.

SOLUNA SW, LLC		LUXOR TECHNOLOGY CORPORATION

By: Soluna Computing, Inc., its Manager

Signature:	/s/ John Belizaire	Signature:	/s/ Ethan Vera

Name:	John Belizaire	Name:	Ethan Vera

Title:	CEO	Title:	Chief Operations Officer

Date:	Oct 13, 2023	Date:	Oct 13, 2023

This Agreement is acknowledged and consented to by the undersigned below:

Bitmine Immersion Technologies, Inc.

Signature:	/s/ Jonathan Bates

Name:	Jonathan Bates

Title:	CEO

Date:	10/4/2023

[Signature page to Waiver and Consent Agreement]

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Schedule A

Equipment

Name	Quantity
Bitmain S19 95T	1,050

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Schedule B

Right of First Refusal Procedures

In the event that Luxor proposes to dispose of or sell any the Equipment pursuant to its rights and remedies under the Lien Agreement, Soluna shall have a right of first refusal to purchase the Equipment as set forth below (“right of First Refusal”).

(a)	Notice of Intent to Market: Luxor shall provide Soluna with a written notice (the “Notice of Intent to Market”) of its intention to market the Equipment for disposal or sale. The Notice of Intent to Market shall be provided at least three (3) days before the Luxor begins marketing the Equipment.

(b)	Sale Notice: Luxor shall provide Soluna with a written notice (the "Sale Notice") of such proposed disposal at least seven (7) days prior to the proposed disposal (the "Notice Period"). The Sale Notice shall include the price and terms on which the Luxor is willing to dispose of the Equipment and an executed copy of the sale agreement, with the names of the counterparty redacted. Such sale agreement shall clearly state that the sale of the Equipment is subject to this Right of First Refusal.

(c)	Soluna’s Response: During the Notice Period, Soluna may, at its sole discretion, elect to purchase the Equipment by providing written notice to the Luxor and executing the purchase agreement on the terms specified in the Sale Notice.

(d)	Waiver or Failure to Respond: If the Soluna waives its right of first refusal, fails to respond to the Sale Notice before the expiration of the Notice Period or fails to execute the purchase agreement within the specified timeframe, Luxor shall be entitled to dispose of the Equipment to any third party without any limitation or further obligation to Soluna during the sixty (60) days following the expiration of the Notice Period (“Sale Period”). If Luxor does not sell or otherwise dispose of the Equipment in accordance with the terms set forth in the Sale Notice during the Sale Period, any future sale of the Equipment shall again become subject to the Right of First Refusal on the terms set forth herein.

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